Exhibit 99

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Senior Vice President & Chief Financial Officer

(716) 888-3634

CTG FOURTH QUARTER EPS INCREASED 25% ON 16% REVENUE GROWTH

OPERATING MARGIN IN QUARTER TOPPED 5% AS 33% GROWTH IN HEALTHCARE WORK

INCREASED SOLUTIONS BUSINESS TO 40% OF REVENUE

•	FOURTH QUARTER EPS OF $0.20 AT THE TOP OF GUIDANCE RANGE

•	FOURTH QUARTER SOLUTIONS REVENUE INCREASED 30% TO 40% OF REVENUE UP FROM 36% OF REVENUE IN 2010 FOURTH QUARTER

•	FOURTH QUARTER ELECTRONIC MEDICAL RECORDS (EMR)REVENUE INCREASED 33% TO 51% OF HEALTHCARE REVENUE AND 16% OF TOTAL REVENUE

•	HEALTHCARE REVENUE INCREASED 33% IN QUARTER AND 32% IN YEAR AND WAS 31% OF TOTAL REVENUE IN QUARTER AND 30% IN FULL YEAR

•	2011 FULL YEAR REVENUE INCREASED 20% TO $396 MILLION AND EPS GREW 37% TO $0.71

•	2011 FULL YEAR REVENUE, OPERATING MARGIN, AND EARNINGS WERE THE HIGHEST IN OVER A DECADE

BUFFALO, N.Y. — February 21, 2012 — CTG (NASDAQ: CTGX), an information technology (IT) solutions and services company, announced its financial results for the 2011 fourth quarter and full year which ended on December 31, 2011. New larger healthcare solutions projects, higher demand for external IT resources, and the operating leverage from higher revenue were the primary contributors to CTG’s significant growth in revenue and earnings in the 2011 fourth quarter and full year.

2011 Fourth Quarter Review

Revenue, operating income, net income, and diluted net income per share for the 2011 fourth quarter as compared with the 2010 fourth quarter are as follows (dollar amounts in thousands except per share data):

	Dec. 31, 2011	Dec. 31, 2010	$ Change	% Change
Revenue	$100,920	$87,313	$13,607	15.6%
Operating income	$5,458	$4,235	$1,223	28.9%
Net income	$3,289	$2,654	$635	23.9%
Diluted net income per share	$0.20	$0.16	$0.04	25.0%

The Company’s operating margin expanded by 50 basis points to 5.4% from 4.9% in the 2010 fourth quarter.

“We are very pleased to end an excellent year with quarterly margins and earnings at the high point of the year, an excellent indicator of the increasing profitability of our business,” said CTG Chairman and Chief Executive Officer James R. Boldt. “In the fourth quarter, CTG’s operating margin exceeded 5% and the solutions business reached 40% of revenue, important milestones for these two key profitability metrics. Our healthcare business led the way in these improvements increasing by 33% in the quarter to 31% of revenue, its highest level ever. Revenue, margins, and earnings for the year were the highest in over a decade.”

Mr. Boldt continued, “Electronic medical records (EMR) projects continue to be the major contributor to the growth of our healthcare business with EMR revenue up 33% from the 2010 fourth quarter and 36% for the full year. We finished the year working on 18 EMR projects up from 17 at the end of the 2011 third quarter. While we completed work on several EMR engagements in 2011, the projects we are bringing on are significantly larger than those rolling off. Several large multi-year transitional application management engagements were also awarded to CTG in 2011, and we will see the full impact of this new business in 2012.”

Solutions revenue in the 2011 fourth quarter increased by $9.4 million or 30% to $40.5 million, representing 40% of total revenue compared with 36% in the 2010 fourth quarter. Staffing revenue increased by $4.2 million or 8.0% to $60.4 million, or 60% of total revenue, compared with 64% in the 2010 fourth quarter. European revenue was $16.5 million, or 16.4% of total revenue, in the 2011 fourth quarter, a $0.6 million increase from $15.9 million, or 18.2% of total revenue, in the 2010 fourth quarter. Foreign currency exchange fluctuations had a $0.1 million unfavorable effect on revenue in the quarter compared with the 2010 fourth quarter. There were 63 billing days in the fourth quarter of 2011 and 62 billing days in the fourth quarter of 2010.

Selling, general, and administrative (SG&A) expenses were $17.3 million or 17.2% of revenue, compared with $14.9 million or 17.1% of revenue in the 2010 fourth quarter.

Cash provided from operations was $10.2 million in the 2011 fourth quarter, compared with cash provided from operations of $6.6 million in the 2010 fourth quarter. At December 31, 2011, the Company had $22.4 million in cash compared with $14.8 million at the end of the 2010 fourth quarter. The Company had no outstanding debt at the end of the 2011 and 2010 fourth quarters.

During the 2011 fourth quarter, the Company executed a new three-year agreement with IBM to remain a primary supplier under its National Technical Services program. The Company expects that it will continue to derive a significant portion of its future revenue from IBM.

2011 Full Year Review

Results for the 2011 full year reflect the same trends seen in the fourth quarter.

Revenue, operating income, net income, and diluted net income per share for 2011 as compared with 2010 were as follows (dollar amounts in thousands except per share data):

	2011	2010	$ Change	% Change
Revenue	$396,275	$331,407	$64,868	19.6%
Operating income	$19,310	$13,930	$5,380	38.6%
Net income	$11,938	$8,372	$3,566	42.6%
Diluted net income per share	$0.71	$0.52	$0.19	36.5%

The Company’s operating margin in 2011 expanded by 70 basis points to 4.9% from 4.2% in 2010. In 2011, CTG’s solutions business increased 33% to $148.3 million, or 37% of total revenue, and its staffing business grew 13% to $248.0 million, or 63% of total revenue. European revenue increased 10.3% in 2011 to $67.0 million and represented 17% of total revenue. Foreign currency exchange fluctuations had a $3.0 million favorable effect on revenue in 2011 compared with 2010. At December 31, 2011, headcount was 3,700, an increase of 300, or 9%, from 3,400 at year-end 2010.

Selling, general, and administrative expenses were $65.0 million, or 16.4% of revenue, compared with $57.3 million, or 17.3% of revenue, in 2010. In 2011, CTG recorded $2.3 million in depreciation and $1.9 million for capital expenditures.

Stock Repurchase Program

CTG repurchased 27,000 of its shares in the 2011 fourth quarter at an average price of $11.08 per share. In 2011, the Company repurchased 308,000 shares at an average price of $11.65 per share. In January 2012, the Company extended its 10b5-1 stock repurchase plan to facilitate the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. On December 31, 2011, approximately 0.9 million shares were available under its current repurchase authorizations.

2012 Guidance

CTG is issuing initial guidance for 2012 based on its current business activity and forecast, and assuming that growth in its healthcare business will continue to grow as demand for EMR support and other healthcare consulting services increases and that its U.S. staffing business will continue to grow but at a lower rate than 2011. The guidance provided in the tables below reflects these current assumptions.

2012 First Quarter (64 billing days vs. 65 in Q1 2011)	Range	Range midpoint	Change from 2011 first quarter at range midpoint
Revenue	$102-$104 million	$103 million	+7.4%
Diluted net income per share	$0.19 - $0.21	$0.20	+17.6%

2012 Full Year (Projected tax rate of 38% to 40%)	Range	Range midpoint	Change from 2011 at range midpoint
Revenue	$425-$435 million	$430 million	+8.5%
Diluted net income per share	$0.81 - $0.91	$0.86	+21.1%

Mr. Boldt commented, “We have excellent momentum going into 2012 with demand rising for EMR implementation support. Based on our pipeline and the RFPs we are currently responding to, we expect the trend for larger EMR projects we saw in 2011 to continue. As an established industry leader in healthcare IT with significant EMR experience and expertise and proprietary data analytics solutions, there are multiple future opportunities to grow our healthcare business including EMR implementation and optimization, ICD-10 compliance, accountable care support, and medical informatics.”

He added, “When we implemented our vertical market strategy a decade ago, we chose technology services, financial services, energy, and healthcare as our four major industries. That decision has served CTG well with growth rates in revenue, earnings, and shareholder returns significantly above the IT solutions and services sector over the last ten years. With healthcare now being one of the largest and fastest growing U.S. industries, it is the lead industry we are focusing our growth efforts on.”

Mr. Boldt concluded, “Going forward, we expect further growth in our higher margin solutions business primarily from healthcare projects and that growth in our lower margin staffing business will moderate. Accordingly, we are looking for CTG’s earnings growth rates to continue to accelerate faster than our revenue growth rates. The many opportunities in the healthcare market and the progress we made this year increasing the mix of solutions business and expanding operating margins make us confident that our goals to reach operating margins in the 6% to 7% range and a revenue mix of 50% staffing/50% solutions are achievable.”

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, energy, and technology services. As a leading provider of IT and business consulting solutions to the healthcare market, CTG offers hospitals, physician groups, and regional health information exchanges a full range of electronic medical record services. Additionally, CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by 45 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG has approximately 3,700 employees and operates in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2010 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call to discuss its financial results and business strategy on Tuesday, February 21, 2012 at 10:00 a.m. Eastern Time. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-276-0010 between 9:45 a.m. and 9:50 a.m. and ask for the CTG conference call. A replay of the call will be available between 12:00 p.m. Eastern Time February 21, 2012 and 11:00 p.m. Eastern Time February 24, 2012 by dialing 1-800-475-6701 and entering the conference ID number 221718.

A live webcast of the call will be available on CTG’s web site: http://www.ctg.com. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Year Ended
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
Revenue	$100,920	$87,313	$396,275	$331,407
Direct costs	78,126	68,152	311,984	260,172
Selling, general and administrative expenses	17,336	14,926	64,981	57,305

Operating income	5,458	4,235	19,310	13,930
Other expense, net	152	2	187	161

Income before income taxes	5,306	4,233	19,123	13,769
Provision for income taxes	2,017	1,579	7,185	5,397

Net income	$3,289	$2,654	$11,938	$8,372

Net income per share:
Basic	$0.22	$0.18	$0.80	$0.57

Diluted	$0.20	$0.16	$0.71	$0.52

Weighted average shares outstanding:
Basic	14,983	14,674	14,968	14,697
Diluted	16,685	16,287	16,731	16,073

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	Dec. 31, 2011	Dec. 31, 2010		Dec. 31, 2011	Dec. 31, 2010
Current Assets:			Current Liabilities:
Cash and cash equivalents	$22,414	$14,837	Accounts payable	$9,532	$6,595
Accounts receivable, net	67,801	57,540	Accrued compensation	30,971	29,646
Other current assets	3,097	3,102	Other current liabilities	7,423	6,193

Total Current Assets	93,312	75,479	Total Current Liabilities	47,926	42,434
Property and equipment, net	7,969	8,364	Long-term debt	—	—
Goodwill	35,678	35,678	Other liabilities	10,761	9,919
Other assets	10,533	10,752	Shareholders’ equity	88,805	77,920

Total Assets	$147,492	$130,273	Total Liabilities and Shareholders’ Equity	$147,492	$130,273

Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.